UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 20, 2007 (February 16, 2007)
AMERICAN SKIING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13057	04-3373730

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
136 HEBER AVENUE, SUITE 303, PARK CITY, UTAH 84060
(Address of principal executive offices)
Registrant’s telephone number, including area code: (435) 615-0340
N/A
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On February 16, 2007, American Skiing Company (the “Company”) and its subsidiaries Killington, Ltd. and Pico Ski Area Management Company (collectively “Killington/Pico Subs” and together with the Company the “Sellers”) entered into a purchase agreement (the “Purchase Agreement”) with SP Land Company, LLC (“SP Land”) pursuant to which the Sellers have agreed to sell, and SP Land has agreed to purchase, substantially all of assets comprising the Killington/Pico ski resorts in Killington, Vermont (“Killington/Pico Resort”). The purchase price to be paid for the Killington/Pico Resort by SP Land is $83.5 million in cash plus the assumption of approximately $5.0 million in debt and other liabilities. The purchase price is subject to certain customary adjustments, including certain season pass and working capital adjustments, set forth in the Purchase Agreement. A closing escrow of $3 million will be withheld from the purchase price until July 1, 2008, to fund any post-closing indemnification obligations of the Seller.
     The closing on the sale of the Killington/Pico Resort is subject to the satisfaction of customary contingencies, including the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as the approval of the transfer by the State of Vermont, which owns the land on which a significant portion of Killington’s operations are based. The Purchase Agreement is also subject to the approval of the stockholders of American Skiing Company. On February 16, 2007, the holders of all of the outstanding shares of Series C-1 Preferred Stock of American Skiing Company, representing 65.8% of the shares entitled to vote on such matter, approved the Purchase Agreement (therefore meeting the stockholder approval requirement under the Purchase Agreement). The stockholder approval will not be effective until twenty (20) days have elapsed following mailing of an information statement to stockholders.
     The Purchase Agreement contains customary covenants and agreements of the parties, including with respect to the operation of Killington/Pico’s business in the ordinary course between signing and closing, employee matters, non-solicitation of employees and similar matters. The Purchase Agreement also contains covenants with respect to existing reciprocal rights and other transitional matters. In addition, in connection with the sale, the Company will include certain Killington related assets of its subsidiary American Skiing Company Resort Properties, Inc. in the sale. The Purchase Agreement contains customary indemnification obligations.
     The Purchase Agreement may be terminated by mutual agreement of the parties or by either party upon a breach that remains uncured for 30 days notice or if the transaction is not consummated by May 31, 2007, subject to certain exceptions under other circumstances as specified in the Purchase Agreement.
     The Company expects the transaction to close on or before April 30, 2007. The Company expects to use the net proceeds from the sale to reduce existing debt and, to the extent any proceeds remain available thereafter, for working capital purposes or as otherwise determined by the board of directors of the Company.
     Certain statements contained in this Report constitute forward-looking statements under U.S. federal securities laws. These forward-looking statements reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this Report are made only as of the date of this Report and we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances other than as required by applicable federal securities laws.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     Exhibit 99.1 Press Release dated February 20, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 16, 2007	American Skiing Company

	By:	/s/ Foster A. Stewart, Jr.

Name: Foster A. Stewart, Jr.
Title: Senior Vice President and General Counsel

INDEX TO EXHIBITS
     99.1 Press Release dated February 20, 2007